Exhibit 10.21(b)

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDMENT NO. 1 TO

EXCLUSIVE START-UP LICENSE AGREEMENT BETWEEN

CYTOCARDIA, INC. AND UNIVERSITY OF WASHINGTON

THIS AMENDMENT NO. 1 (“Amendment No. 1”), with an effective date of November 6, 2019 (“Amendment No. 1 Effective Date”), is entered into by and between Cytocardia, Inc. (“Company”) and University of Washington (“University”).

WHEREAS, COMPANY and UNIVERSITY have entered into an Exclusive Start-Up License Agreement for [***], dated October 9, 2018 (the “Original Agreement”); and

WHEREAS, concurrently with entry into this Amendment No. 1, the Company and its stockholders (including University) are entering into that certain Stock Purchase Agreement, by and among Sana Biotechnology, Inc. (“Purchaser”), the Company, and the other parties thereto (the “Acquisition Agreement”);

WHEREAS, by this Amendment No. 1, the Parties wish to amend the Original Agreement, as set forth in Section 2 herein; and

WHEREAS, the Parties desire that all other terms and conditions of the Original Agreement remain in full force and effect;

NOW, THEREFORE, COMPANY and UNIVERSITY hereby agree as follows:

1. Capitalized terms used in this Amendment No. 1 shall have the same meaning as those in the Original Agreement or the Acquisition Agreement, as the case may be, unless specifically defined otherwise in this Amendment No. 1. All article and section references shall refer to the corresponding Article and Section in the Original Agreement. All references to the “Agreement” in the Original Agreement and this Amendment No. 1 shall mean the Original Agreement as amended hereby.

2. Amendments

2.1 Definition of “Licensed Program Materials.” A new definition of “Licensed Program Materials” is added to Article 1 of the Original Agreement as follows:

“‘Licensed Program Materials’ means University proprietary, non-public technical information, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological, developments, techniques, systems, tools, designs, drawings, plans, software, documentation, programs and other knowledge, information, skills and materials that: (a) were developed in, on behalf of, or in connection with, [***], (b) exist as of the Amendment No. 1 Effective Date, (c) are relevant to utilizing any of the Licensed Patents or the inventions covered thereby or described therein, including [***], (d) are not covered by Third Party rights that would prevent delivery to Company and (e) were disclosed to UW CoMotion (such reference number for UW convenience only: [***]) and are listed in Exhibit

D, provided that, if at any time following Amendment No. 1 Effective Date, Company identifies an item(s) that meet the foregoing clauses (a) through (d) but are not listed on Exhibit D and Company desires such item(s) to be included on Exhibit D and transferred to Company hereunder, then Company may request such item(s) to be added to Exhibit D, University and Company will discuss the request in good faith, and if Company’s request is reasonable and such materials are disclosed to UW CoMotion by personnel of [***] or UW personnel operating on behalf of or in connection with [***], Exhibit D will be updated by amendment to list such item(s) .”

2.2 Section 2.2; Know-How and Clinical Trial Information License. Section 2.2 (Know-How and Clinical Trial Information License) of the Original Agreement is hereby amended and restated in its entirety as follows:

“2.2 Know-How, Clinical Trial Information, and Program Materials License.

2.2.1 University hereby grants to Company a non-exclusive, worldwide license to use, but not disclose unless expressly granted in this Agreement, Licensed Know-How, Licensed Clinical Trial Information, and Licensed Program Materials. Company is permitted to disclose Licensed Clinical Trial Information, Licensed Know-How and Licensed Program Materials as reasonably necessary or reasonably useful in relation to the submission of any IND for any clinical trial of a Licensed Product, or for patent applications subject to Subsection 2.2.2 below. For the avoidance of doubt, with respect to any Licensed Know-How, Licensed Clinical Trial Information, or Licensed Program Materials that constitute Confidential Information, Company is permitted to disclose such Confidential Information for the purposes set forth in Subsections 13.3.2 and 13.3.4, and in such cases subject to the terms and conditions of such provisions and Subsection 2.2.2 below, as applicable. Unless otherwise terminated under Sections 9.2, 9.3 or 9.5, the term of this license will begin on the Effective Date and will continue [***].

2.2.2 Company will provide University, no more than [***] days following filing, a confidential copy of any patent applications filed by Company or any of its Sublicensees (for which Company has knowledge regarding such filing) that materially incorporate Licensed Program Materials and University and Company will work together in good faith to review and assess whether the University has ownership rights in such patent applications arising from inventorship and/or assignment obligations of the applicable inventors. For avoidance of doubt, inclusion by Company or any of its Sublicensees (for which Company has knowledge regarding such filing) in any patent application of any data, results, or conclusions transferred to Company in Licensed Program Materials that constitute University’s Confidential Information in a manner which is reasonably likely to give rise to an ownership right by University arising from inventorship and/or assignment obligations of the applicable inventors constitutes a material incorporation for the purposes of the foregoing sentence; provided that a lack of material incorporation, as defined in this sentence, and lack of notice by Company does not constitute a waiver by University of any potential ownership rights to patent applications filed by Company or any of its Sublicensees that incorporate Licensed Program Materials. In the event that University does have ownership rights in any such patent applications, University and Company will work together in good faith to determine a patent prosecution strategy regarding such patent applications and will discuss in good faith licensing by Company of any University interest in any such patent applications. Company will include notice and discussion requirements in any Sublicense under which Company grants a Sublicense or otherwise discloses any Licensed Program Materials no less stringent than those set forth above in this Subsection 2.2.2, with time periods for notice by the applicable Sublicensee to Company of appropriate duration to permit Company to comply with the provisions of this Subsection 2.2.2.”

2.3 Section 2.7; Rights to Wholly-Owned Subsidiaries of Company. Section 2.7 (Rights to Wholly-Owned Subsidiaries of Company) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.7 Rights to Affiliates of Company Following an Acquisition. Company may extend rights granted to Company under this Agreement to Affiliates of Company, provided that (a) Company is responsible for all acts of such Affiliates as if they were acts of the Company, (b) such Affiliate is bound to perform all obligations to University of this Agreement other than making payments pursuant to Article 6 (Payments, Reimbursements, Reports, and Records), as if such Affiliate were Company, and (c) Company reports to University pursuant to Section 13.10 (Notices) that such Affiliate will be exercising rights under this Agreement prior to such Affiliate exercising any such rights under this Agreement. For avoidance of doubt, Company may perform any obligation of Affiliate on Affiliate’s behalf. For the purposes of this Agreement, “Affiliate” means any person, organization or entity directly or indirectly controlling, controlled by, or under common control with Company. For purposes of this definition, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such entity.”

2.4 Section 2.8: Transfer. After Section 2.7 of the Original Agreement, the following new Section 2.8 is hereby inserted:

“2.8 Transfer. University shall reasonably cooperate with Company for Company to access and obtain copies of Licensed Clinical Trial Information as provided to CoMotion by the laboratory of Chuck Murry or related University Heart Regeneration Program personnel. University will provide Company access to the Licensed Program Materials by downloadable electronic transmission within [***] business days after the effective date of this Amendment No. 1. Company is responsible for and will reimburse University for all costs incurred by University to prepare for the transfer of, and to transfer, Licensed Clinical Trial Information and Licensed Program Materials, provided that in no event will such costs exceed [***] without the express written consent of Company, not to be unreasonably withheld.”

2.5 Section 3.4; University’s Role in Clinical Trials. After Section 3.3 of the Original Agreement, the following new Section 3.4 is hereby inserted:

“3.4. University’s Role in Clinical Trials.

(A) Company hereby agrees that University will have the right but not the obligation to be involved in clinical trials authorized by Company for a Licensed Product in the following capacity: [***]. Notwithstanding anything to the contrary, in the case of subsections (a), (b), and/or (d) above, University’s right to be involved the foregoing clinical trials in the foregoing capacity shall be subject to (i) University continuing to meet the requirements of Good Clinical Practice with respect to the conduct of clinical research conducted at the University, (ii) University and Company entering into a mutually agreeable clinical trial agreement covering the relevant trial (such clinical trial agreement form may be used by Company for multiple clinical trial sites), which clinical trial agreements will be entered into between University and Company on commercially reasonable terms using reasonable and good faith efforts, and (iii) University’s continuing compliance with the terms of such clinical trial agreements. Subject to the terms of this Section 3.4, Company will sponsor University’s work in such clinical trials in accordance with the applicable clinical trial agreements entered into between University and

Company. University, if it is serving as [***] will have the ability to comment on the clinical trial protocols, which will be developed by Company, for the applicable studies. University will be the first author or last author on publications of clinical trial results generated at University for the Phase I clinical trial described in clause (a) above. Authorship of publications for Phase II or Phase III clinical trials described in clause (b) above will [***], and authorship will be based on International Committee of Medical Journal Editors standards.

(B) For the duration of this License, University will have: (a) with respect to any multicenter clinical trial authorized by Company for a Licensed Product, [***] (the “Multicenter Option”); and (b) with respect to any single center clinical trial authorized by Company for a Licensed Product, [***] (the “Single Site Opportunity”). Within [***] days after Company notifies University of the availability of a Multicenter Option for any multicenter clinical trial or of a Single Site Opportunity (the “Option Period”), University may exercise such Multicenter Option or Single Site Opportunity by providing written notice to Company that University is exercising such Multicenter Option or Single Site Opportunity. University will be deemed to have declined to exercise a Multicenter Option or Single Site Opportunity if University declines such Multicenter Option or Single Site Opportunity in writing within the Option Period, or if University fails to provide written notice of University’s exercise of such Multicenter Option or Single Site Opportunity within the applicable Option Period (“Option Termination”). For the avoidance of doubt, the exercise of a Multicenter Option and the Single Site Opportunity is subject to compliance with the requirements set forth in Section 3.4(A)(i) through Section 3.4(A)(iii) above. [***]. Any notice to the University provided for under this Section 3.4(B) shall be provided to: [***]

2.6 Section 3.5; Program Steering Committee. After Section 3.4 of the Agreement, the following new Section 3.5 is hereby inserted:

“3.5 Program Steering Committee. At an appropriate time, but no later than a reasonable period following the conclusion of [***], the parties will establish a steering committee to advise on the conduct of clinical trials of the Licensed Products, in accordance with this Section 3.5 (the “Program Steering Committee”). One University faculty member will be appointed by University to serve as co-chair of the Program Steering Committee, which provides University the opportunity to be a [***] participant in the design and conduct of clinical trials of Licensed Products. The other co-chair will be appointed by the Company. The Program Steering Committee will include other members from the scientific and clinical community with relevant experience in the conduct of clinical trials of cell therapy products. The total number of members will be approximately [***] people. Either co-chair can recommend members for participation on the Program Steering Committee, provided that the final identity and total number of members will be determined by the Company in its sole discretion. The Company will have the sole responsibility for establishing contractual relationships (e.g. CDA and consulting agreements) with the members and for providing compensation, if any, to the members.    The roles of the Program Steering Committee include but are not limited to the following activities relevant to clinical trials of Licensed Products:

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Notwithstanding anything to the contrary, the Program Steering Committee is advisory in nature only. Final decision-making regarding matters discussed or presented to the Program Steering Committee with rest with Company acting in its sole discretion.”

2.7 Section 5.1; Performance Milestones. The first sentence only of Section 5.1 (Performance Milestones) is hereby deleted and replaced with the following:

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For the avoidance of doubt, the remainder of Section 5.1 shall remain unamended.

2.8 Section 9.1; End of Term. Section 9.1 (End of Term) of the Original Agreement is hereby amended and restated in its entirety as follows:

“9.1. End of Term. This Agreement will expire, unless terminated earlier as provided in this Article 9 (Termination), without further action by the Parties, when all Valid Claims of the Licensed Patents have expired, and the Company has sold all Licensed Products manufactured prior to the expiration of such Valid Claims.”

2.9 Section 9.6; Effect of Termination. Section 9.6 (Effect of Termination) of the Original Agreement is hereby amended and restated in its entirety as follows:

“9.6. Effect of Termination. Upon termination of this Agreement, the Licensed Rights granted (including any and all rights granted under the Licensed Rights to Sublicensees including Permitted Sublicensees) will terminate. However, no end-user rights shall terminate as a result of termination of this Agreement. Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (including but not limited to the obligations under Article 6 (Payments, Reimbursements, Reports, and Records) will survive termination of this Agreement. Sublicensees will terminate unless converted into a direct license with University pursuant to Section 9.8 (Sublicenses After Termination). Notwithstanding any such termination of this Agreement, subject to being in compliance with Article 6 (Payments, Reimbursements, Reports, and Records) of this Agreement at the time of termination, and subject to ongoing compliance with obligations under Article 6 (Payments, Reimbursements, Reports, and Records) as if Agreement were still in force, Company and any Sublicensees and

Distributors may sell or otherwise dispose of existing inventory of Licensed Products for a period of [***] days after the effective date of termination of this Agreement (“Sell-Off Period”). Company will provide notification if Company, or any Sublicensees or Distributors, will be exercising their rights to continue selling inventory pursuant to the Sell-Off Period. Company, Sublicensees, and Distributors will destroy any existing Licensed Know-How, Licensed Clinical Trial Information or Licensed Program Materials in their possession, and provide written notification of said destruction to University within [***] days of either the effective date of termination or the end of the Sell-Off Period if University has been notified pursuant to the preceding sentence.”

2.10 Section 10.1; Company’s Release. Section 10.1 (Company’s Release) of the Original Agreement are hereby deleted and replaced in its entirety as follows:

“10.1 Company’s Release. Company hereby releases University, Cambridge, and their regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of [***].”

2.11 Section 10.2; Indemnification. The first sentence only of Section 10.2 (Indemnification) of the Original Agreement is hereby deleted and replaced with the following:

“Company will indemnify, defend, and hold harmless University, Cambridge, and their regents, employees, and agents (each, and “Indemnitee”) from all third Party suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), based on University’s and Cambridge’s role in developing or licensing Licensed Rights and relating to or arising out of [***] (each, a “Claim”), provided that Company will not have obligations to the extent resulting from [***].”

2.12 Section 11.3; No Known Infringement. Section 11.3 (No Known Infringement) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“11.3 No Known Infringement; Know-How and Program Materials Rights. As of the Effective Date, to University’s CoMotion office’s knowledge without any obligation to perform diligence, (a) no claim has been made or is threatened charging University or Cambridge with infringement of, or claiming that the Licensed Rights infringe, any Third Party rights; and (b) no proceedings have been instituted, or are pending or threatened, which challenge the University’s or Cambridge’s rights in respect to the Licensed Patents or other Licensed Rights. In addition, notwithstanding anything in Section 11.3 hereof, as of the effective date of this Amendment No.1, to University’s CoMotion office’s knowledge (without any obligation to perform diligence), no Licensed Clinical Trial Information, Licensed Program Materials or Licensed Know-How is covered by or subject to any Third Party rights that would prevent delivery thereof to Company.”

For clarity, all references to “Section 11.3 (No Known Infringement)” in the Original Agreement shall be amended to be made to “Section 11.3 (No Known Infringement; Know-How and Program Materials Rights).

2.13 Section 13.3.1 (Form of Transfer) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“13.3.1 Form of Transfer. Confidential information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information “confidential”. If Disclosing Party communicates Confidential Information in non-written form, it will reduce such communications to writing, clearly mark it “confidential”, and provide a copy to receiving Party within [***] days of original communication at the address in Section 13.10 (Notices). Any business information delivered by Company, and any Licensed Know-How, Licensed Clinical Trial Information, and Licensed Program Materials delivered by University as required under this Agreement shall be deemed marked “confidential”, whether or not such confidential marking appears.”

2.14 Section 13.3.2 (No Unauthorized Disclosure of Confidential Information) of the Original Agreement is hereby deleted and replaced in its entirety as follows

“13.3.2 No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of [***] years, receiving Party will not disclose or otherwise make known or available to any Third Party any disclosing Party Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party will be permitted to disclose Confidential Information of disclosing Party to (i) actual or potential investors, lenders, consultants, advisors, collaborators, Sublicensees, or development partners, which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney or agent as reasonably required. Except in connection with Company’s use of Licensed Know-How, Licensed Clinical Trial Information, and Licensed Program Materials (and in such case subject to Section 2.2 hereof), in no event will receiving Party incorporate or otherwise use disclosing Party’s Confidential Information in connection with any patent application filed by or on behalf of receiving Party. Receiving Party will restrict the use of disclosing Party’s Confidential Information to uses exclusively in accordance with the terms of this Agreement. Receiving Party will use reasonable procedures to safeguard disclosing Party’s Confidential Information. In the case where Company is the receiving Party, Company’s confidentiality obligations will also apply equally to Sublicensees.”

2.15 Section 13.13; Publicity. After the end of Section 13.13 of the Original Agreement, the following is hereby inserted:

“For any press release with a material focus on clinical trials of Licensed Products that is issued by Company, Company shall include a statement substantially similar to the following: “[Company] has an exclusive license to University of Washington [***] which was developed at UW School of Medicine by its personnel and is used in [Licensed Product].”

2.16 Exhibit A, Section A.1.1. Exhibit A, Section A.1.1 of the Original Agreement is hereby amended and restated in its entirety as set forth in Attachment 1 to this Amendment No. 1.

2.17 Exhibit A, Section A.3.5. Exhibit A, Section A.3.5 of the Original Agreement is hereby amended and restated in its entirety as follows:

“A.3.5. Sublicense Consideration. Within [***] days of the end of each calendar quarter during the term of this Agreement, Company will pay to University [***] percent ([***]%) of any Sublicense Consideration received by Company during such calendar quarter unless such percentage is reduced by achievement of Performance Milestones by Company or its Sublicensees prior to execution of the particular Sublicense in accordance with the schedule below. Notwithstanding anything to the contrary, if, a payment is received by Company under a sublicense agreement where, in addition to the Sublicense of any rights granted to Company hereunder, Company or its Sublicensee also grants a Sublicensee a license or sublicense to either (i) a Third Party’s intellectual property rights or materials that are infringed or would be misappropriated (or in the case of pending patent claims, would be infringed if such claims were then issued) by Licensed Product(s)), or (ii) intellectual property rights that are for one or more products or programs that are not Licensed Products, then a pro rata portion of such payment will be considered Sublicense Consideration which pro rata portion will be calculated by Company reasonably and in good faith based on the relative commercial value of the Licensed Rights as compared to the commercial value of other intellectual property rights or material licensed or sublicensed by Company under such sublicense agreement in consideration for which such payment was made. Company will provide University with written justification (“Sublicense Consideration Calculation Notice”) for such calculation of the Sublicense Consideration and the Parties will discuss such calculation in good faith. University shall have the right to dispute such calculation if it reasonably believes it does not reflect the appropriate relative commercial value, such claim shall be escalated to [***] and, if still unresolved within [***] days of University’s receipt of the Sublicense Consideration Calculation Notice, the Parties shall, within [***] days of University’s receipt of the Sublicense Consideration Calculation Notice, submit the matter for resolution by baseball arbitration administered by the American Arbitration Association (AAA) under the Final Offer Arbitration Supplementary Rules of the AAA (also referred to as Baseball or Last Best Offer Arbitration Supplementary Rules).”

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2.18 Exhibit A, Section A.3.6. Exhibit A, Section A.3.6 of the Original Agreement is hereby amended with the addition of text as follows:

“A.3.6. Acquisition Fee. Notwithstanding the foregoing, for amounts due to University pursuant to amounts paid to Company or shareholders pursuant to the Stock Purchase Agreement, dated on or about the Amendment No. 1 Effective Date, by and among Company, Sana Biotechnology, Inc., University and the other parties thereto (“SPA”), payment of the portion of the consideration payable to University as outlined in such SPA (including the timing set forth therein) shall satisfy the amount due to University under such SPA with respect to this Section A3.6.”

2.19 Exhibit A, Section A.3.7. Exhibit A, Section A.3.7. of the Original Agreement is hereby amended and restated in its entirety as follows:

“A.3.7. Patent Expense Payment.

A.3.7.1. Company will pay, or reimburse University for paying, all Patent Expenses incurred [***] within [***] days of its receipt of University’s invoice for such Patent Expenses. University reserves the right to request advance payments for certain Patent Expenses, at University’s discretion. The amount of unreimbursed Patent Expenses invoiced to University prior to the Amendment No. 1 Effective Date is approximately [***].

A3.7.2. If University has granted, or in the future grants, a commercial license, or other license for consideration, to a Third Party to Licensed Patents Group 2 or Group 3 (as listed on Exhibit A1.1 (Licensed Patents)) outside of Company’s Field of Use, the Patent Expenses not yet reimbursed by Company, as of the date of execution of said Third Party agreement, shall be allocated [***]. Notwithstanding the foregoing, if the Third Party license is of a significantly reduced scope of rights or term compared to this Agreement, University and Company shall [***].

A3.7.3. Notwithstanding Sections 4.2 and 4.3 of this Agreement, if at any time [***] fails to provide advance payment when requested, [***] shall make patent filing, prosecution, and maintenance decisions, including choosing which countries to prosecute patents, in its sole discretion and [***] shall have no rights to provide instruction or to take over patent prosecution. [***] shall reasonably consider input provided by [***], but have no obligation to act on such input.”

2.20 Exhibit D, Licensed Program Materials. Attachment 2 to this Amendment No. 1 is hereby incorporated into the Agreement as Exhibit D thereto.

3. Miscellaneous.

3.1 Effect and Interpretation. This Amendment No. 1 shall be effective for all purposes as of the Amendment No. 1 Effective Date. To the extent that there are any inconsistencies between this Amendment No. 1 and the Original Agreement, the terms of this Amendment No. 1 shall supersede those set forth in the Original Agreement. Except as otherwise expressly modified by this Amendment No. 1, the Original Agreement shall remain in full force and effect in accordance with its terms. As of the Amendment No. 1 Effective Date, the term “Agreement” (as used herein and in the Original Agreement) shall mean the Original Agreement as amended by this Amendment No. 1.

3.2 Counterparts. This Amendment No. 1 may be executed in one or more counterparts by original, facsimile or PDF signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, COMPANY and UNIVERSITY have caused this Amendment No. 1 to be executed by their respective duly authorized representatives as of the Amendment No. 1 Effective Date.

CYTOCARDIA, INC.		UNIVERSITY OF WASHINGTON

By:	/s/ Rene T. Murry	By:	/s/ Fiona Wills
Name:	Rene T. Murry	Name:	Fiona Wills
Title:	Chief Business Officer	Title:	Director, Innovation Development
Date:	November 6, 2019	Date:	November 7, 2019

Attachment 1

Amended and Restated Section A.1.1

A.1.1 Licensed Patents:

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Attachment 2

Licensed Program Materials

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